Citigroup Inc.	February 27, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013—CMTNH0021 Filed Pursuant to Rule 424(b)(2) Registration No. 333-172562

298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund
Due March 1, 2018

Overview
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of shares of the iShares® MSCI Emerging Markets Index Fund (the “shares”) from their initial share price to their final share price.

▪
The securities offer a minimum positive return at maturity so long as the final share price is greater than or equal to 70% of the initial share price and 1-to-1 participation in any appreciation of the shares in excess of that minimum positive return.  Investors in the securities must be willing to accept full downside exposure to the shares if the shares depreciate by more than 30%.  If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of your securities for every 1% by which the final share price is less than the initial share price.  You may lose your entire investment in the securities.  Investors in the securities will not receive any dividends that may be paid on the shares.

▪
In order to obtain the modified exposure to the shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Shares:	Shares of the iShares® MSCI Emerging Markets Index Fund (the “ETF” or “underlying share issuer”) (NYSE Arca symbol: “EEM”)
Aggregate principal amount:	$2,980,000
Stated principal amount:	$10 per security
Pricing date:	February 27, 2013
Issue date:	March 4, 2013
Valuation date:	February 26, 2018, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	March 1, 2018
Payment at maturity:
For each $10.00 security you hold at maturity:
▪    If the final share price is greater than or equal to the trigger price:
$10 + the greater of (i) the fixed return amount and (ii) $10 × the share percent change
▪    If the final share price is less than the trigger price:
$10 × the share performance factor
If the final share price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $7.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	$43.41, the closing price of the shares on the pricing date
Final share price:	The closing price of the shares on the valuation date
Trigger price:	$30.387, 70% of the initial share price
Fixed return amount:	$1.25 per security (12.50% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the trigger price.
Share percent change:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	17318Q160 / US17318Q1601
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)	Proceeds to issuer
Per security:	$10.00	$0.30	$9.70
Total:	$2,980,000	$89,400	$2,890,600
(1) The price to public for a particular investor and the related underwriting fee received by Citigroup Global Markets Inc. may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  For information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-02 dated December 27, 2012	Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events, including market disruption events and other events affecting the shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the shares that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

The initial share price and the trigger price are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.  Accordingly, the initial share price and the trigger price are subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.

Investors in the securities will not receive any dividends on the shares or the stocks included in or held by the ETF.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive any dividends paid on, and will have no voting or other rights with respect to, the shares or the stocks held by the ETF” below.

Enhanced Trigger Jump Securities Payment at Maturity Diagram

Your actual payment at maturity per security will depend on the actual final share price.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the trigger price and by how much.

February 2013	PS-2

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

Example 1—Upside Scenario A.  The hypothetical final share price is $47.751 (a 10% increase from the initial share price), which is greater than the trigger price and greater than the initial share price by less than the fixed return of 12.50%.

Payment at maturity per security	=	$10 + the greater of (i) the fixed return amount and (ii) $10 × the share percent change
	=	$10 + the greater of (i) $1.25 and (ii) $10 × 10%
	=	$10 + the greater of (i) $1.25 and (ii) $1.00
	=	$10 + $1.25 = $11.25

Because the hypothetical final share price is greater than the trigger price and the fixed return amount is greater than the $1.00 return you would have received based on the performance of the shares, your total return on the securities at maturity in this scenario would equal the fixed return of 12.50%.

Example 2—Upside Scenario B.  The hypothetical final share price is $52.092 (a 20% increase from the initial share price), which is greater than the trigger price and greater than the initial share price by more than the fixed return of 12.50%.

Payment at maturity per security	=	$10 + the greater of (i) the fixed return amount and (ii) $10 × the share percent change
	=	$10 + the greater of (i) $1.25 and (ii) $10 × 20%
	=	$10 + the greater of (i) $1.25 and (ii) $2.00
	=	$10 + $2.00 = $12.00

Because the hypothetical final share price is greater than the trigger price and the $2.00 return based on the performance of the shares is greater than the fixed return amount, your total return on the securities at maturity in this scenario would reflect 1-to-1 exposure to the positive performance of the shares.

Example 3—Upside Scenario C.  The hypothetical final share price is $39.069 (a 10% decrease from the initial share price), which is greater than the trigger price and less than the initial share price.

Payment at maturity per security	=	$10 + the greater of (i) the fixed return amount and (ii) $10 × the share percent change
	=	$10 + the greater of (i) $1.25 and (ii) $10 × -10%
	=	$10 + the greater of (i) $1.25 and (ii) -$1.00
	=	$10 + $1.25 = $11.25

Because the hypothetical final share price is greater than the trigger price and the fixed return amount is greater than the negative return you would have received based on the negative performance of the shares, your total return on the securities at maturity in this scenario would equal the fixed return of 12.50%.

Example 4—Downside Scenario A.  The hypothetical final share price is $17.364 (a 60% decrease from the initial share price), which is less than the trigger price.

Payment at maturity per security	=	$10.00 × the share performance factor
	=	$10.00 × 0.40
	=	$4.00

Because the hypothetical final share price decreased from the initial share price by more than 30%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the shares.

Example 5—Downside Scenario B.  The hypothetical final share price is $0 (a 100% decrease from the initial share price), which is less than the trigger price.

Payment at maturity per security	=	$10.00 × the share performance factor
	=	$10.00 × 0.00
	=	$0.00

February 2013	PS-3

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

Because the shares are worth nothing on the valuation date, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the shares and you would lose your entire investment.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the shares contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the performance of the shares.  If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price.  There is no minimum payment at maturity on the securities, and you may lose your entire investment in the securities.

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The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

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The trigger feature of the securities exposes you to particular risks.  If the final share price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price.  Although you will receive a minimum positive return if the shares depreciate by 30% or less from their initial share price to their final share price, the securities offer no protection at all if the shares depreciate by more than 30%.  As a result, you may lose your entire investment in the securities.

■	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive any payments that become due under the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

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Your payment at maturity depends on the closing price of the shares on a single day.  Because your payment at maturity depends on the closing price of the shares solely on the valuation date, you are subject to the risk that the closing price on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested directly in the shares or in another instrument linked to the shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the shares, you might have achieved better returns.

February 2013	PS-4

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the shares and the stocks held by the ETF, the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks held by the ETF trade, the correlation between those rates and the price of the shares, interest rates in the United States and in each of the markets of the stocks held by the ETF, the time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
You will not receive any dividends paid on, and will have no voting or other rights with respect to, the shares or the stocks held by the ETF.  As of February 27, 2013, the 12-month trailing dividend yield of the shares was 1.21%.  While it is impossible to know the future dividend yield of the shares, if this trailing dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of 6.05% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the shares or in another investment linked to the shares that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

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Fluctuations in exchange rates will affect the price of the shares.  Because the ETF invests in non-U.S. companies and the net asset value of the ETF is based on the U.S. dollar value of the stocks held by the ETF, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such stocks trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the stocks held by the ETF, the price of the shares will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

■
The shares are subject to risks associated with emerging markets.  The stocks held by by the ETF have been issued by companies in various emerging markets.  Non-U.S. markets tend to be more volatile than U.S. markets.  In addition, companies located in emerging markets, may be subject to heightened political, economic, social and financial risks.

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Our offering of the securities is not a recommendation of the shares.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the shares is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the shares or the stocks held by the ETF or in instruments related to the shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the shares.  These and other activities of our affiliates may adversely affect the price of the shares and may have a negative impact on your interests as a holder of the securities.

■
The price of the shares may be adversely affected by our or our affiliates’ hedging and other trading activities.  We have hedged our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the shares or in instruments related to the shares.  Our affiliates also trade the shares, the stocks held by the ETF and other financial instruments related to the shares and such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could affect the price of the shares in a way that negatively affects the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

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We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, we or our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

■
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the price of the shares.  For example, we will not make any adjustment for ordinary dividends.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the shares would not.

■
The securities may become linked to shares representing an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the shares.  For example, if the underlying share issuer enters into a merger agreement that provides for holders of the shares to receive shares of another entity, the shares of such other

February 2013	PS-5

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

entity will become the successor shares for all purposes of the securities upon consummation of the merger.  Additionally, if the shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the successor shares.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the shares, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The price of the shares may not completely track the performance of the MSCI Emerging Markets Index.  The price of the shares will reflect transaction costs and fees of the ETF that are not included in the calculation of the MSCI Emerging Markets Index.  In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the MSCI Emerging Markets Index.

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Changes made by the investment adviser to the underlying share issuer or by the sponsor of the MSCI Emerging Markets Index could adversely affect the value of the securities.  We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the MSCI Emerging Markets Index.  Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the MSCI Emerging Markets Index.  Such changes could be made at any time and could adversely affect the performance of the shares.

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The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Shares

The iShares® MSCI Emerging Markets Index Fund (the “underlying share issuer”) is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index (the “underlying index”).  The underlying share issuer holds equity securities traded primarily in the global emerging markets.  The underlying index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in global emerging markets.  For more information about the underlying index, please see “Equity Index Descriptions—MSCI Indices” in the accompanying underlying supplement.

The underlying share issuer is maintained and managed by iShares®, Inc. and BlackRock Fund Advisors is currently the investment adviser to the iShares® MSCI Emerging Markets Index Fund.  The underlying share issuer is registered with the SEC as part of the iShares® Trust.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s Web site at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  The shares trade on the NYSE Arca under the ticker symbol “EEM.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement for important disclosures regarding the shares, including certain risks that are associated with an investment linked to the shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the shares or other securities of the underlying share issuer or any of the stocks included in the underlying index.  We have derived all disclosures contained in this pricing supplement regarding the shares and the underlying share issuer from publicly available documents.  In connection with the offering of the securities, neither of Citigroup Inc. or Citigroup Global Markets Inc. has participated in the

February 2013	PS-6

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the issuer of any of the shares included in the underlying index.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the shares.

Historical Information

The graph below shows the closing price of the shares for each day such price was available from January 3, 2008 to February 27, 2013.  The table that follows shows the high and low closing prices of, and dividends paid on, the shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the shares as an indication of future performance.

iShares® MSCI Emerging Markets Index Fund January 3, 2008 to February 27, 2013

iShares® MSCI Emerging Markets Index Fund	High	Low	Dividends
2008
First Quarter	$50.37	$42.17	n/a
Second Quarter	$51.70	$44.43	$0.51726
Third Quarter	$44.43	$31.33	n/a
Fourth Quarter	$33.90	$18.22	$0.34042
2009
First Quarter	$27.09	$19.94	n/a
Second Quarter	$34.64	$25.65	$0.24728
Third Quarter	$39.29	$30.75	n/a
Fourth Quarter	$42.07	$37.56	$0.32289
2010
First Quarter	$43.22	$36.83	$0.01201
Second Quarter	$43.98	$36.16	$0.26160
Third Quarter	$44.77	$37.59	n/a
Fourth Quarter	$48.58	$44.77	$0.35942
2011
First Quarter	$48.69	$44.63	$0.02512
Second Quarter	$50.21	$45.50	$0.46092
Third Quarter	$48.46	$34.95	n/a
Fourth Quarter	$42.80	$34.36	$0.34696
2012
First Quarter	$44.76	$38.23	n/a
Second Quarter	$43.54	$36.68	$0.46836

February 2013	PS-7

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

iShares® MSCI Emerging Markets Index Fund	High	Low	Dividends
Third Quarter	$42.37	$37.42	n/a
Fourth Quarter	$44.35	$40.14	$0.26233
2013
First Quarter (through February 27, 2013)	$45.20	$42.70	$0.01423

The closing price of the shares on February 27, 2013 was $43.41.  We make no representation as to the amount of any dividends that may be paid on the shares in the future. In any event, as an investor in the securities, you will not be entitled to receive any dividends that may be payable on the shares.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or retirement of the securities should be long-term capital gain or loss if you held the securities for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of securities may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased shares with a value equal to the amount you paid to acquire your securities and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section of the accompanying product supplement called “United States Federal Tax Considerations – Potential Application of Section 1260 of the Code” for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

February 2013	PS-8

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.30, subject to reduction for volume purchase discounts as described below, for each security sold in this offering.  From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.30, subject to reduction for volume purchase discounts as described below, for each security they sell.

The price to public, the underwriting fee received by Citigroup Global Markets Inc. and the related selling concession paid to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information
Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.000	$0.300	$0.300
≥ $1,000,000 and < $3,000,000	$9.950	$0.250	$0.250
≥ $3,000,000 and < $5,000,000	$9.925	$0.225	$0.225
≥$5,000,000	$9.900	$0.200	$0.200

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-2700).  All other clients may contact their local brokerage representative.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities, nor the issuance and delivery of

February 2013	PS-9

Citigroup Inc.
298,000 Enhanced Trigger Jump Securities Based on Shares of the iShares® MSCI Emerging Markets Index Fund Due March 1, 2018

the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

February 2013	PS-10